TRANSIT GROUP, INC.

FOR IMMEDIATE RELEASE

Contacts:

Philip A. Belyew
President and Chief Executive Officer
3350 Cumberland Circle, Suite 1900
Atlanta Georgia 30339
(770) 984-5365

Wayne N. Nellums
Vice President,
Chief Financial Officer
(904) 363-0089

TRANSIT GROUP COMPLETES ACQUISITION
OF CAROLINA PACIFIC DISTRIBUTORS, INC.


COMPANY IN NEGOTIATIONS TO SELL ITS PARCEL BUSINESS

ATLANTA, Georgia (July 14, 1997) - Transit Group, Inc. - (Nasdaq Small Cap:GPSX), formerly General Parcel Services, Inc., today announced that it has acquired Carolina Pacific Distributors, Inc., completing one of four pending acquisitions that the Company originally announced in May 1997. The acquisition also includes an additional business and related assets operated independently by the owners of Carolina Pacific. The transaction is valued at approximately $11.3 million and includes a cash payment of approximately $3.5 million, the issuance of approximately 1,733,000 shares of Transit Group common stock.

Carolina Pacific, which has been in business for more than 20 years, is a privately held truckload carrier based in Highpoint, North Carolina. With approximately 140 trucks, Carolina Pacific provides dry van and refrigerated transportation services between major markets in the Carolinas and the West Coast. The company's revenues, together with those generated by the additional assets acquired from the owners of Carolina Pacific, totaled approximately $13.5 million in 1996. For 1996, Transit Group reported total revenue of $23.4 million.

Commenting on the announcement, Philip A. Belyew, President and Chief Executive Officer of the Company, said, "The completion of this first acquisition signals a new strategic direction for the Company as we begin to build a significant presence in the truckload motor carrier industry. We continue to work toward completing the three pending acquisitions we

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GPSX Completes Acquisition
Page 2
July 14, 1997

announced several weeks ago, subject to ongoing negotiations of definitive acquisition agreements, arrangement of financing, and other customary terms and conditions. Currently, we anticipate that these three remaining acquisitions - which will add approximately $90 million in annual revenue to the Company - will be completed by early August 1997."

To Capitalize on opportunities created by consolidation in the transportation industry, Transit Group's new strategy involves the acquisition of profitable short- and long-haul trucking companies, particularly truckload carriers based in the southeastern United States. The Company's acquisition criteria remains focused on mid-size trucking companies with annual revenues between $10 million and $100 million.

Separately, Transit Group announced that it is currently negotiating for the possible sale of its parcel delivery business. The sale of its parcel business, the Company's largest nontrucking operations, would virtually complete Transit
Group's transformation into a holding company for truckload carriers and is expected to eliminate approximately $2.25 million in existing Company debt. Transit Group's parcel delivery business accounted for substantially all of the Company's $23.4 million in revenues for 1996 and the net loss of $5.1 or $1.48 per share reported for that year.

Comments in this news release regarding the Company's business which are not historical facts are forward looking statements that involve risks and uncertainties. Among these risks are that the Company is in a highly competitive business, has history of operating losses, and is pursuing a growth strategy that relies in part on the completion of acquisitions of companies in the trucking industry. There can be no assurance that in its highly competitive business environment, the Company will successfully improve its operating profitability or consummate such acquisitions.

Transit Group changed its name from General Parcel Services effective June 30, 1997, as part of the Company's strategy to pursue growth opportunities in the trucking industry. With headquarters in Atlanta, Georgia, the Company currently has operations in Florida, Georgia and North Carolina.

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